Exhibit 4-d


                            ROCKWELL AUTOMATION, INC.


                            2003 DIRECTORS STOCK PLAN

                       __________________________________




1.   PURPOSE  OF THE PLAN.
     The purpose of the 2003 Directors Stock Plan (the Plan) is to link the compensation of non-employee directors of Rockwell Automation, Inc. (Rockwell Automation) directly with the interests of the Rockwell Automation shareowners.

2.   PARTICIPANTS.
     Participants in the Plan shall consist of directors of Rockwell Automation who are not employees of Rockwell Automation or any of its subsidiaries (Non-Employee Directors). The term "subsidiary" as used in the Plan means a corporation more than 50% of the voting stock of which, or an unincorporated business entity more than 50% of the equity interest in which, shall at the time be owned directly or indirectly by Rockwell Automation.

3.   SHARES RESERVED UNDER THE PLAN.
     Subject to the provisions of Section 9, there shall be reserved for delivery under the Plan 500,000 shares of Common Stock, par value $1 per share, of Rockwell Automation (Shares). Shares to be delivered under the Plan may be authorized and unissued Shares, Shares held in treasury or any combination thereof.

4.   ADMINISTRATION OF THE PLAN.
     The Plan shall be administered by the Compensation and Management Development Committee (the Committee) of the Board of Directors of Rockwell Automation (the Board), subject to the right of the Board, in its sole discretion, to exercise or authorize another committee or person to exercise some or all of the responsibilities, powers and authority vested in the Committee under the Plan. The Committee (or the Board or any other committee or person authorized by the Board) shall have authority to interpret the Plan and to prescribe, amend and rescind rules and regulations relating to the administration of the Plan, and all such interpretations, rules and regulations shall be conclusive and binding on all persons.

5.   EFFECTIVE DATE OF THE PLAN.
     The Plan has been approved by the Board and shall be submitted to the shareowners of Rockwell Automation for approval at the Annual Meeting of

     Shareowners to be held in 2003, and, if approved by the shareowners, shall become effective on the date and at the time of such approval.

6.   ANNUAL AWARD OF SHARES.
     Immediately following the Annual Meeting of Shareowners of Rockwell Automation held in 2003 and each Annual Meeting of Shareowners thereafter, each Non-Employee Director who is elected a director at, or who was previously elected and continues as a director after, that Annual Meeting shall receive an award of up to 1,000 Shares. The number of Shares so awarded (the Annual Share Amount) shall be fixed from time to time by the Board pursuant to a resolution adopted by a majority of the whole Board. Each Non-Employee Director who is elected a director at any meeting of the Board shall receive effective immediately after that meeting an award of one hundred percent (100%) of the Annual Share Amount if elected after an Annual Meeting of Shareowners and prior to May 1; an award of seventy-five percent (75%) of the Annual Share Amount if elected between May 1 and July 31; an award of fifty percent (50%) of the Annual Share Amount if elected between August 1 and October 31; and an award of twenty-five percent (25%) of the Annual Share Amount if elected between November 1 and the next Annual Meeting of Shareowners. A participant shall not be required to make any payment for any Shares delivered under this Section 6. Upon the delivery of Shares under this Section 6, the recipient shall have the entire beneficial ownership interest in, and all rights and privileges of a shareowner as to those Shares, including the right to vote the Shares and to receive dividends thereon.

     Each Non-Employee Director may elect each year, not later than December 31 of the year preceding the year in which the annual award of Shares is to be made, to receive the annual award in the form of restricted stock (Restricted Shares). Upon receipt of Restricted Shares, the recipient shall have the right to vote the Restricted Shares and to receive dividends thereon, and the Restricted Shares shall have all the attributes of outstanding Shares, except that the Restricted Shares shall be held in book-entry accounts subject to the direction of Rockwell Automation (or if Rockwell Automation elects, certificates therefor may be issued in the recipient's name but delivered to and held by Rockwell Automation) until ten days after the recipient retires from the Board under the Board's retirement policy or if the recipient resigns from the Board or ceases to be a director by reason of the antitrust laws, compliance with Rockwell Automation's conflict of interest policies, death, disability or other circumstances the Board determines not to be adverse to the best interests of Rockwell Automation, at which time the Restricted Shares so held shall be delivered to the Non-Employee Director and cease to be Restricted Shares. If a Change of Control as defined in Article III, Section 13(I)(1) of Rockwell Automation's By-Laws shall occur, then the restrictions on all Shares granted as Restricted Shares under the Plan at any time before the occurrence of that Change of Control shall forthwith lapse, those Shares shall cease to be Restricted Shares and those Shares shall be delivered as promptly as practicable to the Non-Employee Directors in whose names they are registered.

7.   STOCK OPTIONS.

     (a)  Grant of Options.

          (i) Grants upon Election to the Board. Any individual who is elected for the first time as a Non-Employee Director of Rockwell Automation shall be granted an option to purchase up to 10,000 Shares at the meeting of the Board at which, or immediately following the Annual Meeting of Shareowners at which, the individual is first elected a Non-Employee Director of Rockwell Automation. The number of Shares to be subject to the option so granted shall be fixed from time to time by the Board pursuant to a resolution adopted by a majority of the whole Board.

          (ii) Annual Grants. Immediately following the Annual Meeting of Shareowners held in 2003 and each Annual Meeting of Shareowners thereafter, each Non-Employee Director who is elected a director at, or who was previously elected and continues as a director after, that Annual Meeting shall be granted an option to purchase up to 5,000 Shares. The number of Shares to be subject to the option so granted (the

                 Annual Option Amount) shall be fixed from time to time by the Board pursuant to a resolution adopted by a majority of the whole  Board.  Each  Non-Employee  Director  who is  elected  a director at any meeting of the Board shall be granted immediately after that meeting an option to purchase one hundred percent (100%) of the Annual Option Amount if elected after an Annual Meeting of Shareowners and prior to May 1; an option to purchase seventy-five percent (75%) of the Annual Option Amount if elected between May 1 and July 31; an option to purchase fifty percent (50%) of the Annual Option Amount if elected between August 1 and October 31; and an option to purchase twenty-five percent (25%) of the Annual Option Amount if elected between November 1 and the next Annual Meeting of Shareowners.

          (iii) Discretionary Grants. At such times as the Board may determine, the Board may grant to each Non-Employee Director, or to one or more designated Non-Employee Directors, options to purchase such additional number of Shares as the Board in its sole discretion shall determine.

     (b)  Exercise Price.

          The exercise price per share for each option granted under Section 7(a) shall be one hundred percent (100%) of the closing price per share of the Shares as reported on the New York Stock Exchange-

          Composite Transactions (the Fair Market Value) on the date of grant (or on the next preceding day that Shares were traded if they were not traded on the date of grant).

     (c)  Exercise  and  Termination.
          The purchase price of the Shares with respect to which an option or portion thereof is exercised shall be payable in full in cash, Shares valued at their Fair Market Value on the date of exercise (or on the next preceding day that Shares were traded if they were not traded on the date of exercise), or a combination thereof. Each option may be exercised in whole or in part at any time after it becomes exercisable; and each option shall become exercisable in three approximately equal installments on each of the first, second and third anniversaries of the date the option is granted. No option shall be exercisable prior to one year nor after ten years from the date of the grant thereof; provided, however, that if the holder of an option dies, the option may be exercised from and after the date of the optionee's death for a period of three years (or until the expiration date specified in the option, if earlier) even if it was not exercisable at the date of death. Moreover, if an optionee retires after reaching age 72 or before age 72 with at least ten years service as a director, all options then held by such optionee shall be exercisable even if they were not exercisable at such retirement date; provided, however, that each such option shall expire at the earlier of five years after the date of the optionee's retirement or the expiration date specified in the option. If an optionee ceases to be a director by reason of disability or resignation from the Board for reasons of the antitrust laws, compliance with Rockwell Automation's conflict of interest policies or other circumstances that the Board determines not to be adverse to the best interests of Rockwell Automation, all options then held by such optionee may be exercised from and after such termination date for a period of one year (or until the expiration date specified in the option, if earlier), even if they were not exercisable at such termination date, unless otherwise determined by the Board. If an optionee ceases to be a director while holding unexercised options for any reason not specified above, such options are then void. If a Change of Control as defined in Article Ill, Section 13(I)(1) of Rockwell Automation's By-laws shall occur, then all options then outstanding pursuant to the Plan shall forthwith become fully exercisable whether or not otherwise then exercisable.

     (d)  Nonassignability.
          Options granted under the Plan are not transferable other than (i) by will or by the laws of descent and distribution; or (ii) by gift to the grantee's spouse or natural, adopted or step-children or grandchildren (Immediate Family Members) or to a trust for the benefit of one or more of the grantee's Immediate Family Members or to a family charitable trust established by the grantee or a member of the grantee's family.

8.   RESTRICTED SHARES IN LIEU OF CASH COMPENSATION.

     (a)  Minimum Award.

          (i) Each person who is a Non-Employee Director shall receive up to fifty percent (50%) of his or her annual retainer fee for service on the Board (or the applicable pro rata portion thereof) by delivery of a whole number of Restricted Shares determined by dividing the portion of the retainer fee to be paid in Restricted Shares by the Fair Market Value of the Shares on the date when payment is made (or on the next preceding day that Shares were traded if they were not traded on such date) and rounding up to the next higher whole number. Such percentage of the annual retainer to be paid in Restricted Shares shall be fixed from time to time by the Board pursuant to a resolution adopted by a majority of the whole Board.

          (ii) On and after the first day of Rockwell Automation's 2004 fiscal year, each Non-Employee Director shall receive the Restricted Shares to which he or she is entitled pursuant to Section 8(a)(i) on the first business day of Rockwell Automation's 2004 fiscal year and each subsequent fiscal year (or, if later, the first business day during that fiscal year on which such person serves as a Non-Employee Director).

     (b)  Elective Awards.
          Each Non-Employee Director may elect each year, not later than December 31 of the year preceding the year as to which an election is to be applicable, to receive all or any part of the cash portion of his or her retainer or other fees to be paid for board, committee or other service in the following calendar year through the issuance or delivery of Restricted Shares, valued at their Fair Market Value on the date when each payment of such retainer amount would otherwise be made in cash (or on the next preceding day that Shares were traded if they were not traded on such date).

     (c)  Discretionary Grants.
          At such times as the Board may determine, the Board may grant to each Non-Employee Director, or to one or more designated Non-Employee Directors, awards of such additional numbers of Restricted Shares as the Board in its sole discretion may determine.

     (d)  Terms of Restricted Shares.
          Restricted Shares issued or delivered pursuant to this Section 8 shall be the same as and subject to the same provisions as are applicable to Restricted Shares issued or delivered pursuant to Section 6.


9.   ADJUSTMENTS UPON CHANGES IN CAPITALIZATION.
     If there shall be any change in or affecting Shares on account of any merger, consolidation, reorganization, recapitalization, reclassification, stock dividend, stock split or combination, or other distribution to holders of Shares (other than a cash dividend), there shall be made or taken such amendments to the Plan and such adjustments and actions thereunder as the Board may deem appropriate under the circumstances.

10.  GOVERNMENT AND OTHER REGULATIONS.
     The obligations of Rockwell Automation to issue or deliver Shares under the Plan or upon exercise of options granted under Section 7 shall be subject to (i) all applicable laws, rules and regulations and such approvals by any governmental agencies as may be required, including, without limitation, compliance with the Securities Act of 1933, as amended, and (ii) the condition that such Shares shall have been duly listed on the New York Stock Exchange.

11.  AMENDMENT AND TERMINATION OF THE PLAN.
     The Plan may be amended by the Board in any respect, provided that, without shareowner approval, no amendment shall materially increase the maximum number of Shares available for delivery under the Plan (other than adjustments pursuant to Section 9) or otherwise be effective to the extent that shareowner approval is necessary to comply with any applicable tax or regulatory requirement or rule of any exchange on which the Shares are listed. The Plan may also be terminated at any time by the Board. Termination of the Plan shall not affect the rights of Non-Employee
     Directors with respect to awards previously granted to them and all unexpired awards shall continue in force and effect after termination of the Plan except as they may lapse or be terminated by their own terms and conditions.

12.  MISCELLANEOUS.

     (a) Nothing contained in the Plan shall be deemed to confer upon any person any right to continue as a director of or to be associated in any other way with Rockwell Automation.

     (b) To the extent that Federal laws do not otherwise control, the Plan and all determinations made and actions taken pursuant hereto shall be governed by the law of the State of Delaware.












                                                                              12